Exhibit 99.1

PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Gerald Shencavitz

EVP and Chief Financial Officer

(207) 288-3314

Bar Harbor Bankshares Reports First Quarter Earnings

BAR HARBOR, Maine (April 29, 2013) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced financial results for the three months ended March 31, 2013. The Company reported net income of $3.2 million, representing an increase of $53 thousand, or 1.7%, compared with the first quarter of 2012. Diluted earnings per share amounted to $0.82 for the quarter compared with $0.81 in the first quarter of 2012, representing an increase of $0.01, or 1.2%.

The Company’s annualized return on average shareholders’ equity amounted to 10.14% for the quarter, compared with 10.51% in the first quarter of 2012. The Company’s first quarter return on average assets amounted to 1.00%, compared with 1.07% in the first quarter of 2012.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, “We are encouraged to have started the year with our second best quarterly earnings on record, despite the protracted low interest rate environment and pressure on our net interest margin. Our first quarter results were highlighted by further improvements in credit quality, continued commercial loan growth, and higher levels of non-interest income. With respect to credit quality, we are pleased to report a $1.3 million or 12.9% decline in non-performing loans during the current quarter. At quarter end, our total non performing loans fell to 1.05% of total loans, down from 1.21% at year-end 2012. We also continued to focus on the management of our operating expenses, especially in light of the continued pressure on our net interest margin. In this regard, despite an ever-increasing regulatory focus, our first quarter efficiency ratio came in at a respectable 55.3%.”

In concluding, Mr. Murphy added, “Considering our Company’s earnings fundamentals and sound financial condition, we are looking forward to another successful year at Bar Harbor Bankshares. In this regard, we are pleased that we have been able to reward our shareholders with increasing and highly competitive returns on their BHB stock. In 2012, we increased our quarterly cash dividend four times, and we continued this positive trend in the first and second quarters of 2013.”

Balance Sheet Highlights

Assets: Asset growth slowed during the first quarter with total assets ending the quarter at $1.31 billion, representing an increase of $4.3 million, or 0.3%, compared with December 31, 2012.

Loans: Total loans ended the quarter at $817.2 million, up $2.2 million, or 0.3%, compared with December 31, 2012. The Bank’s commercial loan portfolio continued its growth trend during the quarter, posting an increase of $4.7 million or 1.1%. Consumer loans, which principally consist of residential real estate mortgages, declined $2.4 million or 0.6% during the current quarter, largely reflecting elevated levels of refinancing activity. Tax exempt loans to local municipalities were essentially unchanged compared with year-end 2012.

Credit Quality: Total non-performing loans ended the quarter at $8.6 million compared with $9.9 million at December 31, 2012, representing a decline of $1.3 million, or 12.9%. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $2.0 million, or 23.6%, of the Bank’s total non-performing loans at quarter-end. Total non-performing loans expressed as a percentage of total loans ended the quarter at 1.05%, down from 1.21% at year-end 2012. Similarly, the allowance for loan losses expressed as a percentage of non-performing loans ended the quarter at 93.8%, up from 82.1% at year-end 2012.

Total net loan charge-offs amounted to $395 thousand in the first quarter, or annualized net charge-offs to average loans outstanding of 0.19%. The Bank recorded a first quarter provision for loan losses of $353 thousand, compared with $415 thousand in the first quarter of 2012, representing a decline of $62 thousand, or 14.9%. The decline in the provision for loan losses largely reflected an overall improvement in the Bank’s credit quality metrics, combined with slowing loan growth.

At March 31, 2013, the Bank’s allowance for loan losses stood at $8.1 million, down $42 thousand or 0.5% compared with December 31, 2012. The small decline in the allowance was principally attributed to improved credit quality metrics.

Securities: Total securities ended the first quarter at $423.9 million, up $5.9 million, or 1.4%, compared with December 31, 2012. Securities purchased during the quarter consisted of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises, as well as municipal securities issued by states and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year to year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the first quarter at $801.1 million, up $5.3 million, or 0.7%, compared with December 31, 2012. Demand, NOW and savings and money market accounts experienced a combined seasonal decline of $24.0 million, or 5.6%. This decline was offset by a $29.5 million, or 8.0%, increase in time deposits. The increase in time deposits was principally attributed to brokered deposits obtained from the national market, which were utilized to replace seasonal deposit outflows and help fund earning asset growth.

Capital: At March 31, 2013, the Company and the Bank continued to exceed regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At March 31, 2013, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.04%, 14.56% and 16.20%, respectively.

Shareholder Dividends: The Company paid a regular cash dividend of $0.305 per share of common stock in the first quarter of 2013, up $0.005 from the prior quarter and representing an increase of $0.02 or 7.0% compared with the first quarter of 2012. The Company’s Board of Directors recently declared a regular cash dividend of $0.31 per share of common stock for the second quarter of 2013, representing an increase of $0.02 or 6.9% compared with the second quarter of 2012. Based on the quarter end price of BHB’s common stock of $36.55, the annualized dividend yield amounted to 3.39%.

Results of Operations

Net Interest Income: For the three months ended March 31, 2013, net interest income on a tax-equivalent basis totaled $9.7 million, up $315 thousand or 3.4% compared with the first quarter of 2012. The increase in first quarter net interest income compared with the first quarter of 2012 was entirely attributed to average earning asset growth of $103.3 million, as the net interest margin declined fifteen basis points.

The net interest margin amounted to 3.15% in the first quarter, representing a decline of eight basis points on a linked-quarter basis and a decline of fifteen basis points compared with the first quarter of 2012. The decline in the first quarter net interest margin compared with the same quarter in 2012 was principally attributed to a forty basis point decline in earning asset yields, whereas the cost of interest bearing liabilities declined only twenty-nine basis points.

The continued decline in the Bank’s earning asset yields was principally attributed to the extended period of historically low interest rates, causing an elevated level of residential mortgage loan refinancing activity as well as the origination and competitive re-pricing of certain commercial loans. The continued decline in mortgage-backed securities yields was also attributed to historically low interest rates, and has been exacerbated by accelerated securitized loan refinancing activity driven by a variety of government stimulus programs and quantitative easing efforts by the Federal Reserve, as well as continuing credit defaults.

Non-interest Income: For the three months ended March 31, 2013, total non-interest income amounted to $2.0 million, up $250 thousand or 14.7%, compared with the first quarter of 2012. All categories of non-interest income were showing increases compared with the first quarter of 2012.

Income generated from trust and other financial services fees amounted to $906 thousand in the first quarter, up $127 thousand, or 16.3%, compared with the first quarter of 2012. This increase was principally attributed to retail brokerage activities, the revenue from which was up $106 thousand compared with the first quarter of 2012. Reflecting additional new business and some strength in the equity markets, at March 31, 2013 assets under management stood at $369.9 million, up $14.4 million or 4.1% from year-end 2012 and representing an increase of $19.2 million or 5.5% compared with March 31, 2012.

Income generated from service charges on deposit accounts amounted to $295 thousand in the first quarter, representing an increase of $45 thousand, or 18.0%, compared with the first quarter of 2012. The increase in service charges on deposit accounts was largely attributed to customer overdraft fee increases instituted in the third quarter of 2012 as well as increased customer overdraft activity.

Income generated from credit and debit card service charges and fees amounted to $336 thousand in the first quarter, up $20 thousand or 6.3% compared with the first quarter of 2012. This increase was principally attributed to continued growth of the Bank’s retail deposit base and continued success with a program that offers rewards for certain debit card transactions.

Total first quarter net securities gains amounted to $265 thousand, up $42 thousand, or 18.8% compared with the first quarter of 2012. Total first quarter net securities gains represented net realized gains from the sale of securities, whereas total net securities gains in the first quarter of 2012 were comprised of realized gains on the sale of securities amounting to $567 thousand, offset by other-than-temporary losses of $344 thousand on certain, private label, residential mortgage-backed securities.

Non-interest Expense: For the three months ended March 31, 2013, total non-interest expense amounted to $6.3 million, up $499 thousand, or 8.6%, compared with the first quarter of 2012.

Total salaries and employee benefits expense amounted to $3.6 million in the first quarter, up $425 thousand or 13.4%, compared with the first quarter of 2012. The increase in salaries and employee benefits was attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive compensation, as well as changes in staffing levels and mix. The increase in salaries and employee benefits also reflects the Bank’s previously reported acquisition of three branch offices in the third quarter of 2012. First quarter salaries and benefits also included $96 thousand in expenses related to certain restricted stock awards to the Company’s Board of Directors, compared with none in the first quarter of 2012.

Total first quarter occupancy and furniture and equipment expenses combined amounted to $994 thousand, up $174 thousand or 21.2%, compared with the first quarter of 2012. This increase was largely attributed to the acquisition of three branch offices in the third quarter of 2012. Of the $174 thousand increase, approximately $123 thousand was attributed to these new locations.

Total other operating expenses amounted to $1.4 million in the first quarter, down $119 thousand or 7.8%, compared with the first quarter of 2012. This decline was principally attributed to lower levels of loan collection and other real estate owned expenses, as well as fees for professional services.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the quarter ended March 31, 2012, the Company’s efficiency ratio amounted to 55.3%, which compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.   These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	3/31/2013	12/31/2012	2013	2012

Total assets	$1,307,252	$1,302,935	$ 1,299,790	$ 1,192,338
Total securities	423,914	418,040	411,677	382,380
Total loans	817,226	815,004	815,755	743,710
Allowance for loan losses	8,055	8,097	8,280	8,367
Total deposits	801,100	795,765	782,924	724,619
Total Borrowings	371,663	371,567	382,710	340,616
Shareholders' equity	128,052	128,046	128,570	121,007

	Three Months Ended
Results Of Operations	3/31/2013	3/31/2012

Interest and dividend income	$ 12,365	$ 12,587
Interest expense	3,076	3,570
Net interest income	9,289	9,017
Provision for loan losses	353	415
Net interest income after
provision for loan losses	8,936	8,602

Non-interest income	1,950	1,700
Non-interest expense	6,307	5,808
Income before income taxes	4,579	4,494
Income taxes	1,363	1,331

Net income	$ 3,216	$ 3,163

Share and Per Common Share Data

Period-end shares outstanding	3,928,149	3,882,375
Basic average shares outstanding	3,923,719	3,880,052
Diluted average shares outstanding	3,941,372	3,891,708

Basic earnings per share	$ 0.82	$ 0.82
Diluted earnings per share	$ 0.82	$ 0.81

Cash dividends	$ 0.305	$ 0.285
Book value	$ 32.60	$ 31.14
Tangible book value (3)	$ 31.16	$ 30.32

Selected Financial Ratios

Return on Average Assets	1.00%	1.07%
Return on Average Equity	10.14%	10.51%
Tax-equivalent Net Interest Margin (1)	3.15%	3.30%
Efficiency Ratio (2)	55.3%	53.4%

	At or for the Three Months Ended		At or for the Year Ended
	March 31,		December 31,

	2013	2012	2012
Asset Quality

Net charge-offs to average loans	0.19%	0.17%	0.23%
Allowance for loan losses to total loans	0.99%	1.09%	0.99%
Allowance for loan losses to non-performing loans	93.8%	73.1%	82.1%
Non-performing loans to total loans	1.05%	1.49%	1.21%
Non-performing assets to total assets	0.87%	1.26%	0.97%

Capital Ratios

Tier 1 leverage capital	9.04%	9.26%	8.87%
Tier 1 risk-based capital	14.56%	14.21%	14.15%
Total risk-based capital	16.20%	15.94%	15.78%
Tangible equity to total assets (3)	9.36%	9.61%	9.39%
Tangible common equity (3)	9.40%	9.64%	9.43%

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.